EXHIBIT 10.4

[DATE]

[NAME]

[ADDRESS]

Dear [NAME]:

In connection with your continued leadership as [TITLE] of Nektar Therapeutics (“Nektar” or the “Company”), I present you with this letter agreement setting forth certain severance benefits to be afforded to you under certain circumstances (the “Letter Agreement”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Company’s Amended and Restated Change of Control Severance Benefit Plan, as it may be further amended from time to time (the “COC Plan”).

In the event your employment is terminated for reasons not related to a Change of Control (a) by the Company without Cause, or (b) by you for a Good Reason Resignation, then the Company will enter into a severance arrangement with you which will include the following: (i) a fully effective waiver and release in such form as the Company may require, (ii) a cash severance payment equal to your total annual cash compensation target (defined as your then current monthly base salary annualized for 12 months, plus your then current annual performance bonus target, multiplied by the expected pay-out percentage used by the Company for its GAAP financial statements in the previous calendar quarter, but in any case not to exceed 100% of such target), payable in accordance with the severance payment schedule described in the COC Plan, (iii) the exercise period for the vested and unexercised portion of your stock options shall be twelve (12) months following the termination date, unless earlier terminated as provided by the Company’s 2000 Equity Incentive Plan, as amended, or the agreement granting such options, and (iv) the Company shall pay all applicable COBRA payments for you and your family until the earlier of the first anniversary of the termination date and the date on which you become eligible for comparable benefits with another employer. The Company will use commercially reasonable efforts to make adjustments to the terms of this Letter Agreement, as necessary and to the extent practicable, so that the terms will not be deemed deferred compensation taxable under Section 409A of the Internal Revenue Code of 1086, as amended.

The terms, compensation and benefits set forth in this Letter Agreement shall be governed by California law without reference to principles of conflicts of laws, may not be reduced without your prior written consent and shall be binding upon and inure to the benefit of (a) your heirs, executors, and legal representatives upon your death and (b) any person or entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or a majority of the assets, business, capital stock, or voting stock of Nektar. Any such person or entity shall be deemed substituted for Nektar under this Letter Agreement for all purposes. This letter agreement supersedes and replaces in its entirety all other agreements that may exist between you and the Company providing severance benefits in the event of a termination of your employment not related to a Change of Control.

[FIRST NAME], I am delighted at the prospect of your continued leadership at Nektar as [TITLE].

Sincerely,

Howard W. Robin

President and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

[NAME]	Date